Exhibit 99.1
FIRST AMENDMENT
TO THE
BLUCORA, INC. 2016 EMPLOYEE STOCK PURCHASE PLAN

(Effective as of June 6, 2018)

This First Amendment to the Blucora, Inc. 2016 Employee Stock Purchase Plan (this “Amendment”), is adopted by action of the Compensation Committee of the Board of Directors (the “Committee”) of Blucora, Inc., a Delaware corporation (the “Company”), to be effective as of the date set forth above. Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Blucora, Inc. 2016 Employee Stock Purchase Plan (the “Plan”).

WHEREAS, Section 16 of the Plan permits the Committee to amend the Plan at any time;

WHEREAS, under the Plan currently, the Offering Periods and Purchase Periods run from February 1 through July 31 and from August 1 through January 31 of each year, with the last day of each Purchase Period being the purchase date for shares of Stock to be purchased under the Plan;

WHEREAS, (i) under Section 5.1(c) of the Plan, the Board or the Committee may establish different Offering Periods, and (ii) under Section 5.2 of the Plan, the Board may establish different Purchase Periods;

WHEREAS, the Committee desires to amend the Plan to (i) clarify that in addition to the Board, the Committee has the authority to establish different Purchase Periods under Section 5.2 of the Plan; (ii) establish different Offering Periods running from November 15 through May 14 and from May 15 through November 14 of each year, with the first such Offering Period running from August 1, 2018 through November 14, 2018; and (iii) establish different Purchase Periods running from November 15 through May 14 and from May 15 through November 14 of each year, with the first such Purchase Period running from August 1, 2018 through November 14, 2018, and with the last day of each Purchase Period being the purchase date for shares of common stock of the Company to be purchased under the ESPP (e.g., May 14 and November 14, respectively);

NOW, THEREFORE, in accordance with Section 16 of the Plan, effective as of the date hereof, the Committee hereby amends the Plan as follows:

1. Section 5.1(b) of the Plan is hereby amended by deleting said section in its entirety and replacing it with the following new Section 5.1(b):

(b) The first Offering Period shall begin on August 1, 2016 and shall end on January 31, 2017. Prior to August 1, 2018, the Offering Periods shall run from February 1 through July 31 and from August 1 through January 31 of each year. Starting with the Offering Period commencing on August 1, 2018, the Offering Periods under the Plan shall run from November 15 through May 14 and from May 15 through November 14 of each year, with the first such Offering Period running from August 1, 2018 through November 14, 2018

1. Section 5.2 of the Plan is hereby amended by deleting said section in its entirety and replacing it with the following new Section 5.2:

5.2  Purchase Periods

Each Offering Period shall consist of one or more consecutive purchase periods (each, a “Purchase Period”). The last day of each Purchase Period shall be the Purchase Date for such Purchase Period. Except as otherwise set forth below, (i) prior to August 1, 2018, each Purchase Period shall commence on February 1 and August 1 of each year and end on the next July 31 and January 31, respectively, and (ii) starting with the Purchase Period commencing on August 1, 2018, each Purchase Period under the Plan shall commence on November 15 and May 15 of each year and end on the next May 14 and November 14, respectively, with the first such Purchase Period commencing on August 1, 2018 and ending on November 14, 2018. Notwithstanding the foregoing, the Board or the Committee may establish (a) a different term for one or more Purchase Periods and (b) different commencing and ending dates for any such Purchase Period; provided, however, that a Purchase Date shall in no event occur later than 27 months after the applicable Offering Date. In the event the first or last day of a Purchase Period is not a regular business day, then the first day of the Purchase Period shall be deemed to be the next regular business day and the last day of the Purchase Period shall be deemed to be the last preceding regular business day.

1. Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

* * * * * * * *

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above, pursuant to prior action taken by the Committee.

BLUCORA, INC.
By:	John S. Clendening
Name:	John S. Clendening
Title:	President and CEO